Exhibit 99.1
Wright Express Resumes Purchases
Under Its Fuel-Price Risk Management Program
SOUTH PORTLAND, Maine—(BUSINESS WIRE)—June 8, 2009—Wright Express Corporation (NYSE: WXS) announced today that it has resumed purchases under its existing fuel-price risk management program through the fourth quarter of 2010.
On June 2, 2009, the Company purchased instruments to cover its anticipated fuel-price-related earnings exposure for the last three quarters of 2010. At this time, Wright Express has hedged 90% of its anticipated exposure through the fourth quarter of 2009, 80% of its first-half 2010 exposure, 53% of its third-quarter 2010 exposure and 27% of its fourth-quarter 2010 exposure. Going forward, the Company intends to hedge approximately 80% of its fuel-price-related earnings exposure in every quarter, on a rolling basis.
The instruments are designed to enhance the visibility and predictability of the Company’s future earnings. The program uses instruments that create a “costless collar” based upon both the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts. The June 2 purchase locked in a fuel price range of approximately $2.65 to $2.71 per gallon. The following table states the approximate range of the collar and percentage of fuel-price-related earnings exposure:

	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	2009	2009	2009	2010	2010	2010	2010

Average low end of range	2.67	2.86	3.02	3.25	3.17	3.22	2.65
Average top end of range	2.73	2.92	3.08	3.31	3.23	3.28	2.71
Approximate % locked in	90%	90%	90%	80%	80%	53%	27%
About Wright Express
Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.7 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit www.wrightexpress.com.

Exhibit 99.1
This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: belief that it has purchased instruments to cover varying percentages of its anticipated fuel-price-related earnings exposure through the fourth quarter of 2010; intention to hedge approximately 80% of its fuel-price-related earnings exposure in every quarter, on a rolling basis; and belief that the instruments will enhance the visibility and predictability of the Company’s future earnings. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; the effect of the Company’s fuel-price related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services; the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; changes in interest rates; and, the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed with the SEC on February 27, 2009 and its subsequent filings with the SEC. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.
CONTACT: Wright Express
News media contact:
Jessica Roy, 207-523-6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Steve Elder, 207-523-7769
Steve_Elder@wrightexpress.com
SOURCE: Wright Express Corporation